Exhibit 10.11

FIRST INTERSTATE BANCSYSTEM, INC.
DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill level required by us with respect to members of the Board.

During 2019, each director, other than Kevin P. Riley and James R. Scott received an annual retainer valued at $85,000, with at least $45,000 of that being paid in the form of First Interstate Class A common stock and the remaining $40,000 paid in the form of cash or First Interstate Class A common stock at the Director's election.

Committee members, committee chairpersons and our lead independent director received additional compensation as follows:

Committee	Chair Retainer	Member Retainer
Audit	$12,500	$10,000
Compensation	11,250	7,500
Executive	—	5,000
Governance	10,000	5,000
Risk	11,250	7,500
Technology	10,000	5,000
Lead Independent Director	4,167	—
Bank: Facilities	—	3,750

James R. Scott received a retainer of $230,000 for his services as Chair of the Board. Mr. Scott received all of his retainer in the form of stock in lieu of all director fees and other retainers described above. David L. Jahnke received a retainer of $40,000 for his services as Vice Chair of the Board. Mr. Jahnke received $20,000 of his retainer in stock and $20,000 in cash. The retainer paid to James R. Scott recognizes his work in providing an interface between the Board and our management, oversight of strategic planning, leadership of the Board, deployment and the creation of shareholder value, executive succession planning and community visibility. The retainer paid to David L. Jahnke recognizes his work in providing leadership of the Board and succession planning.
Directors are reimbursed for ordinary expenses incurred in connection with attending board and committee meetings. Directors are also eligible for group medical insurance coverage at the director’s option. Under our deferred compensation plan, directors may elect to defer any cash portion of director’s fees until an elective distribution date or the director’s retirement, disability or death.